Press Release

News Media Contact:	Investor Relations Contact:
David E. Pendery	Andy Schulz
IHS Inc.	IHS Inc.
+1 303 397 2468	+1 303 397 2969
david.pendery@ihs.com	andy.schulz@ihs.com

IHS to Hold Conference Call to Reaffirm 2011 Guidance and Provide 2012 Financial Guidance

ENGLEWOOD, Colo. (November 1, 2011) - IHS Inc. (NYSE: IHS), the leading global source of information and analysis, will hold a conference call and webcast with its senior management team to reaffirm 2011 guidance and provide 2012 financial guidance on Thursday, November 3, 2011 at 8:00 a.m. EDT.

To participate in the live event, visit the IHS website at http://investor.ihs.com and log on at least 15 minutes prior to the start of the webcast.

A replay of the webcast will be available approximately two hours after the conclusion of the live event on November 3. To access the webcast recording, visit http://investor.ihs.com.

About IHS (www.ihs.com)

IHS (NYSE: IHS) is the leading source of information and insight in critical areas that shape today's business landscape, including energy and power; design and supply chain; defense, risk and security; environmental, health and safety (EHS) and sustainability; country and industry forecasting; and commodities, pricing and cost. Businesses and governments in more than 165 countries around the globe rely on the comprehensive content, expert independent analysis and flexible delivery methods of IHS to make high-impact decisions and develop strategies with speed and confidence. IHS has been in business since 1959 and became a publicly traded company on the New York Stock Exchange in 2005. Headquartered in Englewood, Colorado, USA, IHS employs more than 5,400 people in more than 30 countries around the world.

IHS is a registered trademark of IHS Inc. All other company and product names may be trademarks of their respective owners.  Copyright © 2011 IHS Inc.  All rights reserved.